Exhibit 6

                                     JOINDER


              This JOINDER (this "Joinder") to the Deed of Agreement Among Principals and Trustees, dated June 22, 2007, by and among Noam Gottesman, Pierre Lagrange, Emmanuel Roman, Leslie J. Schreyer, in his capacity as trustee of the Gottesman GLG Trust, G&S Trustees Limited, in its capacity as trustee of the Lagrange GLG Trust, and Jeffrey A. Robins, in his capacity as trustee of the Roman GLG Trust ("JAR") (the "Agreement"), is made as of March 19, 2008, by Jackson Holding Services Inc., a British Virgin Islands company ("Permitted Transferee").

              WHEREAS, on the date hereof, Permitted Transferee acquired (the "Acquisition") 18,698,529 Forfeitable Interests (as such term is defined in the Agreement) (such Forfeitable Interests, together with all other Forfeitable Interests hereinafter acquired by Permitted Transferee from Transferor and its Permitted Transferees (as defined in the Agreement), the "Acquired Interests") from JAR ("Transferor"); and

              WHEREAS, Transferor, in connection with the Acquisition, has required Permitted Transferee to execute and deliver this Joinder as a deed.

              NOW, THEREFORE, in consideration of the foregoing and the agreements contained herein, Permitted Transferee hereby agrees as follows:

              Section 1.1 Joinder. Permitted Transferee hereby acknowledges and agrees to be bound by the Agreement and agrees and acknowledges that it shall be treated as a "Principal" who is required to forfeit Forfeitable Interests for purposes of such provisions.

              Section 1.2 Notice. All notices, requests, consents and other communications hereunder to Permitted Transferee shall be deemed to be sufficient if contained in a written instrument delivered in person or sent by facsimile (provided a copy is thereafter promptly delivered as provided in this Section 1.2) or internationally recognized express courier, addressed to Permitted Transferee at the address or facsimile number set forth below or such other address or facsimile number as may hereafter be designated in writing by Permitted Transferee.

              Section 1.3 Governing Law. THIS JOINDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, ENGLISH LAW (WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF). Permitted Transferee hereby irrevocably appoints Clifford Chance Secretaries Limited as its agent for the service of process in England in relation to any matter arising out of this Joinder or the Agreement, service upon whom shall be deemed completed whether or not forwarded to or received by the relevant appointer.

                            [Signature page follows]

              IN WITNESS WHEREOF, this Joinder has been duly executed as a deed and delivered by Permitted Transferee on the date first above written.




         EXECUTED as a deed by Jackson Holding       )
         Services Inc.                               )
         acting by Jeffrey A. Robins, Director       )   /s/ Jeffrey A. Robins
                                                         ----------------------
                                                         Director


                                                         /s/ Peter D. Dahm
                                                         ----------------------
                                                         Witness





         Notice details per section 1.2 above:

         Name:       Jeffrey A. Robins
         Address:    c/o Chadbourne & Parke LLP
                     30 Rockefeller Plaza
                     New York, New York  10122

         Facsimile:  + US 212-541-5369